Exhibit 5.2
March 12, 2012
Regional Management Corp.
509 West Butler Road
Greenville, SC 29607
     Re: Conversion and Capitalization of Regional Management Corp.
Ladies and Gentlemen:
     We have acted as special South Carolina counsel to Regional Management Corp., a Delaware corporation (the “Company”), in connection with the conversion of the Company, on August 23, 2011, from a South Carolina corporation to a Delaware corporation (the “Conversion”). The Conversion occurred in advance of the offer and sale by certain selling stockholders of the Company of 1,400,000 shares of Common Stock of the Company (together with any additional shares of such stock that may be registered by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”)) in connection with the offering described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Commission under the Act, the “Stockholder Shares”).
     We have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Stockholder Shares which were in issue at the time of the Conversion were validly issued, fully paid and nonassessable under the laws of the State of South Carolina.
     We do not express any opinion herein concerning any law other than the South Carolina Business Corporation Act of 1988 (including the statutory provisions, all applicable provisions of the South Carolina Constitution and reported judicial decisions interpreting the foregoing).

Regional Management Corp.
March 12, 2012

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, a Limited Liability Partnership